Exhibit 99

Carrier Reports Third Quarter 2020 Results
Raises Full-Year Outlook for Sales, Adj. Operating Profit and Free Cash Flow

•Third quarter sales of $5 billion, up 4% from the prior year
•GAAP EPS of $0.84 and adjusted EPS of $0.67
•Increases three-year savings target by $100M and the Carrier 600 program becomes Carrier 700
•Plans to reduce debt by $1.5 billion in the fourth quarter of 2020, supported by stronger than expected free cash flow

PALM BEACH GARDENS, Fla., October 29, 2020 – Carrier Global Corporation (NYSE:CARR) today reported financial results for the third quarter of 2020. Carrier is a leading global provider of healthy, safe, and sustainable building and cold chain solutions.
“Carrier delivered solid third quarter results driven by very strong North American residential HVAC performance and continued traction on our growth and cost initiatives,” said Carrier President & CEO Dave Gitlin. “Carrier is well-positioned across key trends in healthy, safe and sustainable building and cold chain solutions, and we continue to lean into the opportunity to be the leading one-stop shop.”
Carrier’s third quarter sales of $5 billion were up 4% compared to the prior year, including 3% organic sales growth. The growth was largely driven by record demand in North America residential HVAC, which was up 46% compared to the prior year, and an improved economic climate. Most businesses saw sequential improvement from the second to the third quarter. GAAP operating profit in the quarter of $1.08 billion was up 72% and adjusted operating profit of $867 million was up 6%.

These results benefited from volume growth in the HVAC business, aggressive cost containment, including accelerated savings under Carrier's three-year run-rate savings target, which has increased from $600 million to $700 million under the renamed Carrier 700 program.
GAAP EPS of $0.84 was helped by the gain on the sale of shares held as an investment. Adjusted EPS was $0.67 excluding net nonrecurring and restructuring charges. Net income in the quarter was $741 million, and adjusted net income was $590 million. Net cash flows provided by operating activities were $937 million and capital expenditures were $57 million, resulting in free cash flow of $880 million, representing 119% of net income.

Updated Full-Year 2020 Outlook*
Carrier is raising its full-year 2020 outlook and now anticipates:
•Sales of approximately $17.3 billion, up from a range of $15.5 to $17.0 billion;
•Adjusted operating profit of approximately $2.2 billion, up from a range of $1.8 to $2.0 billion; and
•Free cash flow of approximately $1.5 billion, up from at least $1.1 billion. Carrier's stronger than expected free cash flow will support plans to reduce the Company's debt by $1.5 billion in the fourth quarter 2020.

*Note: When we provide expectations for adjusted operating profit and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

Conference Call
Carrier will host a webcast of its earnings conference call today, Thursday, October 29, 2020, at 9:00 a.m. ET. To access the webcast, visit the Events & Presentations section of the Carrier Investor Relations site at ir.carrier.com/news-and-events/events-and-presentations or to listen to the earnings call by phone, dial (877) 742-9091.

About Carrier
As the leading global provider of healthy, safe and sustainable building and cold chain solutions, Carrier Global Corporation is committed to making the world safer, more sustainable and comfortable for generations to come. From the beginning, we've led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit www.corporate.carrier.com or follow Carrier on social media at @Carrier.

Use and Definitions of Non-GAAP Financial Measures
Carrier Global Corporation (“Carrier”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Organic sales, adjusted operating profit, adjusted net income, adjusted earnings per share (“EPS”), and the adjusted effective tax rate are non-GAAP financial measures. Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Adjusted operating profit represents operating profit (a GAAP measure), excluding restructuring costs and other significant items. Adjusted net income represents net income attributable to common shareowners (a GAAP measure), excluding restructuring costs and other significant items. Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs and other significant items. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs and other significant items. For the business segments, when applicable, adjustments of operating profit and margins represent operating profit, excluding restructuring and other significant items.

GAAP financial results include the impact of changes in foreign currency exchange rates (AFX). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that the non-GAAP measures just mentioned are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents net cash flows provided by operating activities (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Carrier’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of Carrier's common stock and distribution of earnings to shareowners.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

When we provide our expectations for adjusted EPS, adjusted operating profit, adjusted effective tax rate, organic sales and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS, operating profit, the effective tax rate, sales and expected net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance or the separation from United Technologies (the “Separation”). Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Carrier, the estimated costs associated with the Separation, Carrier's plans with respect to our indebtedness and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Carrier and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on production and on global supply, demand, and distribution disruptions as the outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations), natural disasters and the financial condition of our customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness, capital spending and research and development spending; (4) future availability of credit and factors that may affect such availability, including credit market conditions and Carrier’s capital structure and credit ratings; (5) the timing and scope of future repurchases of Carrier’s common stock, including market conditions and the level of other investing activities and uses of cash; (6) delays and disruption in the delivery of materials and services from suppliers; (7) cost reduction efforts and restructuring costs and savings and other consequences thereof; (8) new business and investment opportunities; (9) risks resulting from a less diversified business model and balance of operations across product lines, regions and industries due to the Separation; (10) the outcome of legal proceedings, investigations and other contingencies; (11) the impact of pension plan assumptions on future cash contributions and earnings; (12) the impact of the negotiation of collective bargaining agreements and labor disputes; (13) the effect of changes in political conditions in the U.S. and other countries in which Carrier and its businesses operate, including the effect of changes in U.S. trade policies or the United Kingdom’s withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (14) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we and our businesses operate; (15) the ability of Carrier to retain and hire key personnel; (16) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (17) the expected benefits of the Separation; (18) a determination by the IRS and other tax authorities that the Distribution or certain related transactions should be treated as taxable transactions; (19) risks associated with indebtedness, including that incurred as a result of financing transactions undertaken in connection with the Separation, as well as our ability to reduce indebtedness and the timing thereof; (20) the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the Separation will exceed Carrier’s estimates; and (21) the impact of the Separation on Carrier’s business and Carrier’s resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see Carrier’s registration statement on Form 10 and the reports of Carrier on Forms, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Carrier assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:                        Media Inquiries
Danielle Canzanella
561-365-1101
Danielle.Canzanella@Carrier.com

Investor Relations
Sam Pearlstein
561-365-2251
Sam.Pearlstein@Carrier.com

Carrier Global Corporation
Condensed Consolidated Statement of Operations

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in millions, except per share amounts; shares in millions)	2020	2019	2020	2019
Net sales:
Product sales	$4,193	$3,998	$10,615	$11,703
Service sales	809	824	2,247	2,404
	5,002	4,822	12,862	14,107
Costs and expenses
Cost of products sold	2,884	2,784	7,464	8,255
Cost of services sold	557	592	1,574	1,706
Research and development	100	102	292	302
Selling, general and administrative	681	702	2,010	2,066
	4,222	4,180	11,340	12,329
Equity method investment net earnings	62	78	148	198
Other income (expense), net	239	(91)	168	(42)
Operating profit	1,081	629	1,838	1,934
Non-service pension benefit	16	47	47	124
Interest (expense) income, net	(88)	3	(206)	23
Income from operations before income taxes	1,009	679	1,679	2,081
Income tax expense	261	175	560	380
Net income from operations	748	504	1,119	1,701
Less: Non-controlling interest in subsidiaries' earnings from operations	7	12	21	25
Net income attributable to common shareowners	$741	$492	$1,098	$1,676

Earnings per share [1,2]
Basic	$0.86	$0.57	$1.27	$1.94
Diluted	$0.84	$0.57	$1.25	$1.94
Weighted average number of shares outstanding [2]
Basic	866.4	866.2	866.3	866.2
Diluted	881.5	866.2	876.2	866.2

1 On April 3, 2020, United Technologies Corporation, since renamed Raytheon Technologies Corporation ("UTC"), completed the spin-off of Carrier, one of UTC's reportable segments, into a separate publicly traded company (the "Separation"). The Separation was completed through a pro-rata distribution (the "Distribution") of all of the outstanding common stock of the Company to UTC shareowners who held shares of UTC common stock as of the close of business on March 19, 2020, the record date for the Distribution. Earnings per share for periods presented prior to the Separation were calculated using the number of shares that were distributed to UTC shareowners immediately following the Separation. For periods prior to the Separation it was assumed that there were no dilutive equity instruments as there were no equity awards in Carrier common stock outstanding prior to the Separation.

2 Basic and diluted earnings per share for the three and nine months ended September 30, 2020 are calculated using the weighted-average number of common shares outstanding for the period beginning after April 3, 2020. Diluted earnings per share is computed by giving effect to all potentially dilutive stock awards that are outstanding.

Carrier Global Corporation
Segment Net Sales and Operating Profit

	(Unaudited)
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020		2019		2020		2019
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net sales
HVAC	$2,892	$2,892	$2,602	$2,602	$7,142	$7,142	$7,505	$7,505
Refrigeration	876	876	922	922	2,384	2,384	2,839	2,839
Fire & Security	1,324	1,324	1,402	1,402	3,587	3,587	4,078	4,078
Segment sales	5,092	5,092	4,926	4,926	13,113	13,113	14,422	14,422
Eliminations and other	(90)	(90)	(104)	(104)	(251)	(251)	(315)	(315)
Net sales	$5,002	$5,002	$4,822	$4,822	$12,862	$12,862	$14,107	$14,107

Operating profit
HVAC	$839	$598	$404	$524	$1,364	$1,199	$1,242	1,363
Refrigeration	103	102	125	132	263	265	373	387
Fire & Security	200	204	205	219	426	442	521	556
Segment operating profit	1,142	904	734	875	2,053	1,906	2,136	2,306
Eliminations and other	(31)	(9)	(63)	(15)	(122)	(40)	(95)	(47)
General corporate expenses	(30)	(28)	(42)	(42)	(93)	(87)	(107)	(107)
Operating profit	$1,081	$867	$629	$818	$1,838	$1,779	$1,934	$2,152

Segment operating profit margin
HVAC	29.0%	20.7%	15.5%	20.1%	19.1%	16.8%	16.5%	18.2%
Refrigeration	11.8%	11.6%	13.6%	14.3%	11.0%	11.1%	13.1%	13.6%
Fire & Security	15.1%	15.4%	14.6%	15.6%	11.9%	12.3%	12.8%	13.6%

Total segment operating profit margin	22.4%	17.8%	14.9%	17.8%	15.7%	14.5%	14.8%	16.0%

Carrier Global Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP)
Operating Profit & Operating Profit Margin

	(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(dollars in millions - Income (Expense))	2020	2019	2020	2019
HVAC
Net sales	$2,892	$2,602	$7,142	$7,505

Operating profit	$839	$404	$1,364	$1,242
Restructuring	—	(12)	(3)	(47)
Impairment charge on minority owned joint venture investment	—	(108)	(71)	(108)
Gain on sale of investment	252	—	252	34
Separation costs	—	—	(2)	—
Charge resulting from a litigation matter	(11)	—	(11)	—
Adjusted operating profit	$598	$524	$1,199	$1,363
Adjusted operating profit margin	20.7%	20.1%	16.8%	18.2%

Refrigeration
Net sales	$876	$922	$2,384	$2,839

Operating profit	$103	$125	$263	$373
Restructuring	1	(7)	(2)	(14)
Adjusted operating profit	$102	$132	$265	$387
Adjusted operating profit margin	11.6%	14.3%	11.1%	13.6%

Fire & Security
Net sales	$1,324	$1,402	$3,587	$4,078

Operating profit	$200	$205	$426	$521
Restructuring	(4)	(14)	(13)	(35)
Separation costs	—	—	(3)	—
Adjusted operating profit	$204	$219	$442	$556
Adjusted operating profit margin	15.4%	15.6%	12.3%	13.6%

General Corporate Expenses and Eliminations and Other
Net sales	$(90)	$(104)	$(251)	$(315)

Operating profit	$(61)	$(105)	$(215)	$(202)
Restructuring	—	(1)	(1)	(1)
Consultant contract termination	—	(34)	—	(34)
Separation costs	(24)	(13)	(87)	(13)
Adjusted operating profit	$(37)	$(57)	$(127)	$(154)

Carrier
Net sales	$5,002	$4,822	$12,862	$14,107

Operating profit	$1,081	$629	$1,838	$1,934
Total restructuring costs	(3)	(34)	(19)	(97)
Total non-recurring and non-operational items	217	(155)	78	(121)
Adjusted operating profit	$867	$818	$1,779	$2,152

Carrier Global Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results
Net Income, Earnings Per Share, and Effective Tax Rate

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in millions - Income (Expense))	2020	2019	2020	2019
Net income attributable to common shareowners	$741	$492	$1,098	$1,676

Total restructuring costs	(3)	(34)	(19)	(97)

Total non-recurring and non-operational items included in operating profit	217	(155)	78	(121)

Non-recurring and non-operational items included in Interest expense, net:
Interest income associated with participation in amnesty settlement	—	—	—	8
Interest income associated with IRS settlement	—	—	—	8
Debt issuance costs relating to Carrier's separation from UTC	—	—	(5)	—
Non-recurring and non-operational items included in Interest expense, net	—	—	(5)	16

Tax effect of restructuring and non-recurring and non-operational items	(51)	22	(29)	31

Significant non-recurring and non-operational items included in Income tax expense:
Favorable income tax adjustments related to tax amnesty	—	—	—	95
Adjustments related to tax settlements	—	—	—	54
Deferred tax adjustment resulting from the UTC separation	—	19	—	19
Adjustment related to a valuation allowance recorded against a United Kingdom tax loss and credit carryforward as a result of separation related activities	—	—	(51)	—
Adjustment resulting from Carrier's decision to no longer permanently reinvest certain pre-2018 unremitted non-U.S. earnings	—	—	(46)	—
Deferred tax adjustment resulting from United Kingdom legislative change	(12)	—	(12)	—
Significant non-recurring and non-operational items included in Income tax expense	(12)	19	(109)	168

Total Non-recurring and non-operational items - Non-controlling interest	—	—	—	—

Total significant non-recurring and non-operational items	151	(148)	(84)	(3)

Adjusted net income attributable to common shareowners	$590	$640	$1,182	$1,679

Diluted earnings per share	$0.84	$0.57	$1.25	$1.94
Impact on diluted earnings per share	0.17	(0.17)	(0.10)	(0.01)
Adjusted diluted earnings per share	$0.67	$0.74	$1.35	$1.95

Effective tax rate	25.9%	25.8%	33.4%	18.3%
Impact on effective tax rate	(1.0)%	(0.9)%	(7.4)%	7.1%
Adjusted effective tax rate	24.9%	24.9%	26.0%	25.4%

Carrier Global Corporation
Components of Changes in Net Sales

Three Months Ended September 30, 2020 Compared with Three Months Ended September 30, 2019

	(Unaudited)
	Factors Contributing to Total % change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
HVAC	11%	—%	—%	—%	11%
Refrigeration	(6)%	2%	(1)%	—%	(5)%
Fire & Security	(7)%	1%	—%	—%	(6)%
Consolidated	3%	1%	—%	—%	4%

Nine Months Ended September 30, 2020 Compared with Nine Months Ended September 30, 2019

	(Unaudited)
	Factors Contributing to Total % change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
HVAC	(4)%	(1)%	—%	—%	(5)%
Refrigeration	(15)%	(1)%	—%	—%	(16)%
Fire & Security	(11)%	(1)%	—%	—%	(12)%
Consolidated	(8)%	(1)%	—%	—%	(9)%

Carrier Global Corporation
Condensed Consolidated Balance Sheet

	(Unaudited)
(dollars in millions)	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,848	$952
Accounts receivable, net	2,872	2,726
Contract assets, current	753	622
Inventories, net	1,581	1,332
Other assets, current	280	327
Total current assets	9,334	5,959

Future income tax benefits	439	500
Fixed assets, net	1,676	1,663
Operating lease right-of-use assets	823	832
Intangible assets, net	1,024	1,083
Goodwill	9,906	9,884
Pension and post-retirement assets	574	490
Equity method investments	1,696	1,739
Other assets	256	256
Total Assets	$25,728	$22,406

Liabilities and Equity
Accounts payable	$2,019	$1,701
Accrued liabilities	2,445	2,088
Contract liabilities, current	495	443
Current portion of long-term debt	223	237
Total current liabilities	5,182	4,469
Long-term debt	11,751	82
Future pension and post-retirement obligations	473	456
Future income tax obligations	471	1,099
Operating lease liabilities	676	682
Other long-term liabilities	1,738	1,183
Total Liabilities	20,291	7,971

Equity
UTC Net investment	—	15,355
Common stock, par value $0.01; 4,000,000,000 shares authorized; 866,687,269 shares issued and outstanding as of September 30, 2020	9	—
Additional paid-in capital	5,327	—
Retained earnings	932	—
Accumulated other comprehensive loss	(1,172)	(1,253)
Non-controlling interest	341	333
Total Equity	5,437	14,435
Total Liabilities and Equity	$25,728	$22,406

Debt Ratios: [1]
Total debt to total capitalization	69%
Net debt to net capitalization	60%
1 Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

Carrier Global Corporation
Condensed Consolidated Statement of Cash Flows

	(Unaudited)
	For the Nine Months Ended September 30,
(dollars in millions)	2020	2019
Operating Activities
Net income from operations	$1,119	$1,701
Adjustments to reconcile net income from operations to net cash flows provided by operating activities, net of acquisitions and dispositions
Depreciation and amortization	241	251
Deferred income tax provision	121	(109)
Stock compensation costs	56	40
Equity method investment net earnings	(148)	(198)
Distributions from equity method investments	88	80
Impairment charge on minority-owned joint venture investments	72	108
Gain on sale of investment	(252)	—
Changes in operating assets and liabilities
Accounts receivable, net	(117)	(205)
Contract assets, current	(120)	(50)
Inventories, net	(237)	(269)
Other assets, current	52	50
Accounts payable and accrued liabilities	529	(198)
Contract liabilities, current	44	(10)
Defined benefit plan contributions	(29)	(29)
Other operating activities, net	74	(173)
Net cash flows provided by operating activities	1,493	989
Investing Activities
Capital expenditures	(151)	(139)
Proceeds on sale of investment	300	—
Receipt from settlement of derivative contracts	67	—
Other investing activities, net	14	(11)
Net cash flows provided by (used in) investing activities	230	(150)
Financing Activities
(Decrease) increase in short-term borrowings, net	(22)	43
Issuance of long-term debt	11,762	106
Repayment of long-term debt	(124)	(98)
Dividends paid on common stock	(70)	—
Dividends paid to non-controlling interest	(17)	(4)
Net transfers to UTC	(10,359)	(1,111)
Other financing activities, net	3	(31)
Net cash flows provided by (used in) financing activities	1,173	(1,095)
Effect of foreign exchange rate changes on cash and cash equivalents	—	(12)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,896	(268)
Cash, cash equivalents and restricted cash, beginning of period	957	1,134
Cash, cash equivalents and restricted cash, end of period	3,853	866
Less: restricted cash	5	4
Cash and cash equivalents, end of period	$3,848	$862

Carrier Global Corporation
Free Cash Flow Reconciliation

	(Unaudited)
	For the Three Months Ended March 31,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$96		$400
Net cash flows provided by operating activities	$47		$(183)
Less: Capital expenditures	48		41
Free cash flow	$(1)		$(224)
Free cash flow as a percentage of net income attributable to common shareowners		(1)%		(56)%

	(Unaudited)
	For the Three Months Ended June 30,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$261		$784
Net cash flows provided by operating activities	$509		$554
Less: Capital expenditures	46		48
Free cash flow	$463		$506
Free cash flow as a percentage of net income attributable to common shareowners		177%		65%

	(Unaudited)
	For the Three Months Ended September 30,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$741		$492
Net cash flows provided by operating activities	$937		$618
Less: Capital expenditures	57		50
Free cash flow	$880		$568
Free cash flow as a percentage of net income attributable to common shareowners		119%		115%

	(Unaudited)
	For the Nine Months Ended September 30,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$1,098		$1,676
Net cash flows provided by operating activities	$1,493		$989
Less: Capital expenditures	151		139
Free cash flow	$1,342		$850
Free cash flow as a percentage of net income attributable to common shareowners		122%		51%